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Summary of Earnings and Financial Condition

EXELON CORPORATION AND SUBSIDIARY COMPANIES

	For the Years Ended December 31,

in millions, except for per share data	2003	2002	2001(a)	2000(b)	1999

Statement of Income data:
Operating revenues	$15,812	$14,955	$14,918	$7,499	$5,478
Operating income	2,198	3,299	3,362	1,527	1,373
Income before cumulative effect of changes in accounting principles	$793	$1,670	$1,416	$562	$570
Cumulative effect of changes in accounting principles (net of income taxes)	112	(230)	12	24	–

Net income	$905	$1,440	$1,428	$586	$570

Earnings per average common share (diluted):
Income before cumulative effect of changes in accounting principles	$2.41	$5.15	$4.39	$2.75	$2.89
Cumulative effect of changes in accounting principles (net of income taxes)	0.34	(0.71)	0.04	0.12	–

Net income	$2.75	$4.44	$4.43	$2.87	$2.89

Dividends per common share	$1.92	$1.76	$1.82	$0.91	$1.00

Average shares of common stock outstanding—diluted	329	325	322	204	197

	December 31,

in millions	2003	2002	2001(a)	2000(b)	1999

Balance Sheet data:
Current assets	$4,580	$4,125	$3,735	$4,151	$1,221
Property, plant and equipment, net	20,630	17,957	14,665	13,758	4,982
Regulatory assets	5,226	5,546	5,774	6,313	6,094
Goodwill	4,719	4,992	5,335	5,186	121
Other deferred debits and other assets	6,786	5,249	5,460	5,378	669

Total assets	$41,941	$37,869	$34,969	$34,786	$13,087

Current liabilities	$5,688	$5,874	$4,370	$4,993	$1,286
Long-term debt, including long-term debt to financing trusts(c)	13,489	13,127	12,879	12,958	5,969
Regulatory liabilities	1,891	486	225	–	–
Other deferred credits and other liabilities	12,283	9,968	8,749	8,959	3,726
Minority interest	–	77	31	31	12
Preferred securities of subsidiaries(c)	87	595	613	630	321
Shareholders’ equity	8,503	7,742	8,102	7,215	1,773

Total liabilities and shareholders’ equity	$41,941	$37,869	$34,969	$34,786	$13,087

(a)	Effective January 1, 2001, Exelon Corporation separated its generation and other competitive businesses from its regulated energy delivery business at Commonwealth Edison Company and PECO Energy Company.
(b)	Reflects the effects of the merger of Exelon Corporation, Unicom Corporation and PECO Energy Company on October 20, 2000 (Merger). The Merger was accounted for using the purchase method of accounting with PECO Energy Company as the acquiring company. Accordingly, financial results for 2000 consist of PECO Energy Company’s results for 2000 and Unicom Corporation’s results after October 20, 2000.
(c)	Upon adoption of Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (FIN No. 46-R) in 2003, the mandatorily redeemable preferred securities of ComEd and PECO were reclassified as long-term debt to financing trusts as of December 31, 2003.